Exhibit 3.2

Company No.: AT-346881

CAYMAN ISLANDS

THE COMPANIES LAW (AS AMENDED)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF

China Eco-Materials Group Co. Limited

中国环保新材集团有限公司

Incorporated the 7th day of January, 2019

Registered Office:
Landmark Square, 1st Floor
64 Earth Close, PO Box 715
Grand Cayman KY1 1107
Cayman Islands

THE COMPANIES LAW (AS AMENDED)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

CHINA ECO-MATERIALS GROUP CO. LIMITED

中国环保新材集团有限公司

1.	The name of the Company is China Eco-Materials Group Co. Limited 中国环保新材集团有限公司..

2.	The Registered Office of the Company will be at the offices of Avalon Trust & Corporate Services Ltd., Landmark Square, 1st Floor, 64 Earth Close, PO Box 715, Grand Cayman KY1 1107, Cayman Islands with a registered branch office at such other places as the Directors may from time to time decide.

3.	The objectives for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

5.	The authorized share capital of the Company is USD50,000 divided into 500,000,000 Ordinary Shares with a par value of USD0.0001 each, with the power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

Auth Code: B10524346076

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We, the subscriber to this Memorandum of Association, wish to form a company limited by shares pursuant to this Memorandum; and we agree to take the number of shares in the Capital of the Company shown opposite our name.

Name, address and description of Subscriber	Number of shares taken

Avalon Ltd.	1 (one)
PO Box 715
GRAND CAYMAN

Management Company
	/s/ Susan Bjuro	/s/ Tasha Menzies
	Susan Bjuro	Tasha Menzies
for Avalon Ltd.

/s/ Brittany Webster
Witness to the above signatures Brittany Webster

Address:	PO Box 715
GRAND CAYMAN

Occupation:	Administrator

DATED this 07th day of January, 2019.

Auth Code: B10524346076

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